Exhibit 10.3

DEBT SETTLEMENT AND MUTUAL RELEASE

Dated as of March 30, 2022

This Debt Settlement and Mutual Release Agreement (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) China Xiangtai Food Co., Ltd. (“China Xiangtai”) and (ii) WVM Inc. (“WVM”). Each of China Xiangtai and WVM may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, China Xiangtai holds 100% equity interest in WVM and WVM is a direct subsidiary of China Xiangtai.

WHEREAS, CVS Limited, a direct subsidiary of WVM and an indirect subsidiary of China Xiangtai, received intracompany loans in an aggregate amount of US$8,930,649.41 with no interest from China Xiangtai during the period from June 2019 to October 2021 and pursuant to a debt assignment and assumption agreement between WVM and CVS Limited, dated March __, 2022, WVM assumed the obligations of $7,144,519.53, representing 80% of such intracompany loans (the “CVS Debt”).

WHEREAS, Jinghuangtai Business Management Consulting Co., Ltd., a direct subsidiary of CVS Limited and an indirect subsidiary of China Xiangtai, received intracompany loans in an aggregate amount of RMB 60,870,501 (approximately US$8,992,163.72) with no interest from China Xiangtai during the period from August 2020 to December 2020 and pursuant to a debt assignment and assumption agreement between WVM and Jinghuangtai Business Management Consulting Co., Ltd., dated March __, 2022, WVM assumed the obligations of $8,992,163.72, representing 100% of such intracompany loans (the “Jinghuangtai Debt” and together with the CVS Debt, the “Debt”).

WHEREAS, the Parties now wish to settle the Debt in a total amount of US$16,136,683.25 subject to the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Conversion of Debt into Equity Interest. Effective as of the Effective Date, the Parties acknowledge and agree that the Debt is hereby converted into equity interest in WVM Inc. and shall be of no further force or effect and, to the extent payable, shall be deemed paid in full.

2.	Issuance of Shares. WVM shall issue 16,136,683 ordinary shares, valued at US$1.00 per share (the “Shares”) to China Xiangtai. The Shares shall be duly authorized, fully paid, non-assessable. The Shares shall be subject to restrictions pursuant to Rule 144 of the Securities Act of 1933, as amended.

3.	Mutual Release. Upon completion of the requirement contained in Section 2 hereof, the Parties, on behalf of themselves and their respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, in such capacity, the “Releasors”), in consideration of completion of the items contained in Section 1 above, hereby remise, release, acquit and forever discharge the other Party and their agents, transferees, consultants, employees, legal counsel, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership (collectively, in such capacity, the “Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments, professional liability actions, and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Parties ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the other Party, from the beginning of time up to and including the date hereof. The releases contained in this Agreement shall not operate to release obligations under this Agreement.

4.	Full Satisfaction. Upon issuance of the Shares, the Debt owing by WVM to China Xiangtai as of the date of such payment shall be deemed fully satisfied.

5.	No Action. The Parties covenant and agree not to commence or prosecute any action or proceeding against the other Party based on any claims released by the Parties pursuant hereto.

6.	Representation. China Xiangtai represents and warrants as follows:

(a)	China Xiangtai is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

(b)	China Xiangtai has the full power, authority and legal right to assign and transfer the debt and to execute, deliver and perform this Agreement.

(c)	China Xiangtai has duly authorized, executed and delivered this Agreement and, assuming the due authorization, execution and delivery by WVM, this Agreement constitutes the legal, valid and binding agreement of China Xiangtai, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditor’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

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WVM represents and warrants as follows:

(a)	WVM is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

(b)	WVM has the full power, authority and legal right to assign and transfer the debt and to execute, deliver and perform this Agreement.

(c)	WVM has duly authorized, executed and delivered this Agreement and, assuming the due authorization, execution and delivery by China Xiangtai, this Agreement constitutes the legal, valid and binding agreement of WVM, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditor’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(d)	As of the date hereof, the outstanding principal balance of the Debt is US$16,136,683.25 and there is no interest.

7.	Choice of Law. This Agreement and any documents to be executed in connection herewith shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions.

8.	Amendments; Modifications; Counterparts. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the Effective Date.

China Xiangtai Food Co., Ltd.

By:	/s/ Zeshu Dai
Name:	Zeshu Dai
Title:	Chief Executive Officer and Chairwoman of the Board

WVM Inc.

By:	/s/ Zeshu Dai
Name:	Zeshu Dai
Title:	Director

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